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                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ON COMMAND CORPORATION,

                         ON COMMAND MERGER CORPORATION,

                                       AND

                          ON COMMAND VIDEO CORPORATION



                           Dated as of August 13, 1996
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                          AGREEMENT AND PLAN OF MERGER


                AGREEMENT AND PLAN OF MERGER, dated as of August 13, 1996, by and among On Command Video Corporation ("OCV"), which is a subsidiary of Ascent Entertainment Group, Inc. ("Ascent"), On Command Corporation ("Buyer"), which is a wholly-owned subsidiary of Ascent, and On Command Merger Corporation ("Merger Subsidiary"), which is a wholly-owned subsidiary of Buyer. Unless otherwise defined in this Agreement, all capitalized terms in this Agreement shall have the meanings assigned to them in Section 1 of this Agreement.


                                 R E C I T A L S

                WHEREAS, SpectraVision, Inc. ("SpectraVision"), Spectradyne, Inc. ("Spectradyne") and each of the other domestic subsidiaries of SpectraVision (collectively, the "SpectraVision Domestic Subsidiaries" and, together with SpectraVision and Spectradyne, the "Debtors") have filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq., in the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), which cases were procedurally consolidated for joint administration as Case No. 95-659 (collectively, the "Bankruptcy Case").

                WHEREAS, on December 20, 1995, the Bankruptcy Court entered the Order Granting the Motion for Order (1) Approving Process for Solicitation and Selection of a Third Party Plan Sponsor, (2) Bid Protection, (3) Expense Reimbursement, and (4) Break-Up Fee (the "Procedures Order").

                WHEREAS, on April 19, 1996, SpectraVision, Ascent, OCV and the Official Creditors' Committee appointed by the U.S. Trustee in the Bankruptcy Case (the "Creditors' Committee" and, together with SpectraVision, Ascent and OCV, the "PSA Parties") entered into an agreement (the "Plan Sponsor Agreement") pursuant to which all or substantially all of the assets of the Debtors and OCV are to be acquired, directly or indirectly, by Buyer or one or more wholly-owned subsidiaries of Buyer.

                WHEREAS, pursuant to the Plan Sponsor Agreement, the PSA Parties agreed that: (a) Ascent shall be the plan sponsor as provided in the Procedures Order, (b) the PSA Parties will sponsor and support a plan of reorganization for the Debtors and the PSA Parties will not support any other plan of reorganization except as provided in the Procedures Order, (c) the PSA Parties will reasonably cooperate in preparing and submitting a plan of reorganization for the Debtors, the disclosure statement for such plan (the


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"Disclosure Statement") and all other documents necessary to obtain confirmation of such plan, (d) the Debtors and the Creditors' Committee (i) will not solicit any other bids to acquire assets of the Debtors, (ii) will not negotiate with any other person concerning the disposition of any assets of the Debtors (except as provided in the Procedures Order), and (iii) will inform Ascent within one business day of the receipt of any unsolicited bid received by either the Creditors' Committee or the Debtors, and (e) Ascent shall be entitled to the benefits that the Procedures Order provides for the Plan Sponsor.

                WHEREAS, Buyer, Ascent, the Creditors Committee and the Debtors (collectively, the "PA Parties") have entered into an Acquisition Agreement (the "Acquisition Agreement") pursuant to which Buyer (or, at the election of Buyer, a wholly-owned subsidiary of Buyer) will acquire all of the outstanding capital stock of Spectradyne (the "Spectradyne Stock").

                WHEREAS, this Agreement is being entered into by OCV, Buyer and Merger Subsidiary (collectively, the "Parties"), and the Acquisition Agreement is being entered into by the PA Parties, in accordance with the terms and provisions of the Plan Sponsor Agreement for the purpose of implementing the Plan Sponsor Agreement.


                                A G R E E M E N T

                NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the Parties hereby agree as follows:



                                    SECTION 1
                                   DEFINITIONS

                Except as otherwise specifically specified in this Agreement or as the context may otherwise require, the following terms have the meanings set forth below.

                "Acquisition Agreement" has the meaning given to it in the recitals to this Agreement.

                "Addendum" has the meaning given to it in the Acquisition Agreement.

                "Additional OCV Debt" has the meaning given to it in the Acquisition Agreement.

                "Aggregate Warrant Exercise Price" has the meaning given to it in the



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Acquisition Agreement.

                "Agreement" means this Agreement, as amended, supplemented or modified from time to time in accordance with its terms.

                "Ascent" means Ascent Entertainment Group, Inc., a Delaware corporation, and its successors and assigns.

                "Bankruptcy Court" has the meaning given to it in the recitals to this Agreement.

                "Buyer" means On Command Corporation, a Delaware corporation, and its successors and assigns.

                "Buyer Stock Certificate" has the meaning given to it in Section 4.2.1(b) of this Agreement.

                "Buyer Stock Option Plan" means a stock option plan substantially in the form of Exhibit A to this Agreement.

                "Certificate of Merger" has the meaning given to it in Section
3.3 of this Agreement.

                "Closing" has the meaning given to it in Section 3.2 of this Agreement.

                "Closing Date" has the meaning given to it in Section 3.2 of this Agreement.

                "Common Stock" means the common stock of Buyer, par value $.01 per share.

                "Creditors" has the meaning given to in the Acquisition
Agreement.

                "Creditors' Committee" has the meaning given to it in the recitals to this Agreement.

                "Debtors" has the meaning given to it in the recitals of this Agreement.

                "DGCL" means the General Corporation Law of the State of Delaware.

                "DIP Loan" has the meaning given to it in the Acquisition Agreement.

                "Disclosure Statement" has the meaning given to it in the recitals to this

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Agreement.

                "Disclosure Statement Order" has the meaning given to it in the Acquisition Agreement.

                "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger).

                "Employee Stock Options" has the meaning given to it in Section
4.5 of this Agreement.

                "Equipment Lease" has the meaning given to it in the Acquisition Agreement.

                "Exercise Price" has the meaning given to it in the Acquisition Agreement.

                "Final Distribution Date" has the meaning given to it in the Acquisition Agreement.

                "Fully Diluted Outstanding Common Stock" has the meaning given to it in the Acquisition Agreement.

                "Initial Shares of Common Stock" has the meaning given to it in the Acquisition Agreement.

                "Merger" has the meaning given to it in Section 3.1 of this Agreement.

                "New Employee Stock Option" has the meaning given to it in
Section 4.5 of this Agreement.

                "OCV" means On Command Video Corporation, a Delaware corporation, and its successors and assigns.

                "OCV Common Stock" means the common stock, $0.01 par value per share, of OCV.

                "OCV Debt" means all of the current liabilities of OCV and the Additional OCV Debt.

                "OCV Equipment" has the meaning given to it in the Acquisition Agreement.

                "OCV Reserved Stock" has the meaning given to it in the Acquisition Ag-

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reement.

                "OCV Stock Certificate" has the meaning given to it in Section 4.2.1(a) of this Agreement.

                "OCV Stock Option Plan" has the meaning given to it in Section
4.5 of this Agreement.

                "Parties" has the meaning given to it in the first paragraph of this Agreement.

                "Plan Sponsor Agreement" has the meaning given to it in the recitals of this Agreement.

                "Procedures Order" has the meaning given to it in the recitals to this Agreement.

                "Registration Rights Agreement" has the meaning given to it in the Acquisition Agreement.

                "Registration Statement" has the meaning given to it in Section
6.9 of this Agreement.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Spectradyne Stock" has the meaning given to it in the recitals to this Agreement.

                "Transactions" has the meaning given to it in the Acquisition Agreement.

                "Warrant Agreement" has the meaning given to it in the Acquisition Agreement.

                "Warrant Certificate" has the meaning given to it in the Acquisition Agreement.

                "Warrants" has the meaning given to it in the Acquisition Agreement.


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                                    SECTION 2
                    PROCEDURES ORDER; PLAN SPONSOR AGREEMENT

                This Agreement shall in no way adversely affect, modify or limit any of the rights of, or the benefits provided to, Ascent under the Procedures Order (including, but not limited to, any rights of Ascent to reimbursement of expenses) or the Disclosure Statement Order. This Agreement and the Acquisition Agreement shall collectively supersede, replace and terminate the Plan Sponsor Agreement; provided, however, that notwithstanding the foregoing, (i) the Addendum shall not be superseded, replaced, terminated or otherwise affected by this Agreement or the Acquisition Agreement, and (ii) all of the rights and obligations of Ascent, the Debtors and the Creditors' Committee under the Addendum shall remain in full force and effect.




                                    SECTION 3
                                   THE MERGER

                3.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time,
(i) Merger Subsidiary shall be merged with and into OCV (the "Merger"), and (ii) the separate corporate existence of Merger Subsidiary shall cease, and OCV shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the name "On Command Video Corporation."

                3.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 10 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, the closing of the Merger (the "Closing") will take place as soon as practicable after the satisfaction or waiver of the conditions set forth in Section 7 of this Agreement (the "Closing Date") at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022-4802, unless another date, time or place is agreed to in writing by the Parties.

                3.3 Effective Time. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

                3.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

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                3.5 Certificate of Incorporation; By-Laws. (a) At the Effective
Time, the certificate of incorporation of OCV that is in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation.

                      (b) At the Effective Time, the by-laws of OCV that are in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation.

                3.6 Directors and Officers. The directors of OCV immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of OCV immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.




                                    SECTION 4
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of OCV or Merger Subsidiary:

                      4.1.1 Common Stock of Merger Subsidiary. Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                      4.1.2 Cancellation of Treasury Stock. Each share of OCV Common Stock that is issued and outstanding prior to the Effective Time and that is owned by OCV, or by any direct or indirect subsidiary of OCV, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                      4.1.3 Conversion of OCV Common Stock. Each share of OCV Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of OCV Common Stock to be cancelled in accordance with Section 4.1.2 of this Agreement and Dissenting Shares) shall be converted into the following (collectively, the "Merger Consideration"):



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                           (a) the right to receive a number of fully paid and
nonassessable shares of Common Stock that is equal to (i) the product of 72.5% and the number of Initial Shares of Common Stock, divided by (ii) the total number of shares of OCV Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the shares of OCV Common Stock that are to be cancelled pursuant to Section 4.1.2 of this Agreement);

                           (b) if any shares of the OCV Reserved Stock are to be
distributed to holders of OCV Common Stock pursuant to the Acquisition Agreement, the right to receive an additional number of fully paid and nonassessable shares of Common Stock that is equal to (i) the number of shares of the OCV Reserved Stock to be distributed to the holders of OCV Common Stock, divided by (ii) the total number of shares of OCV Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the shares of OCV Common Stock that are to be cancelled pursuant to Section 4.1.2 of this Agreement); and

                           (c) the right to receive Series A Warrants to
purchase a number of fully paid and nonassessable shares of Common Stock that is equal to (i) 3.8% of the Fully Diluted Outstanding Common Stock, divided by (ii) the total number of shares of OCV Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the shares of OCV Common Stock that are to be cancelled pursuant to Section 4.1.2 of this Agreement).

                      4.1.4 Shares of Dissenting Holders. Notwithstanding anything to the contrary in this Agreement, shares of OCV Common Stock (the "Dissenting Shares") issued and outstanding immediately prior to the Effective Time that are held by holders (if any) that have not voted in favor of the Merger or consented thereto in writing and that have demanded appraisal rights with respect to their shares of OCV Common Stock in accordance with Section 262 of the DGCL and, as of the Effective Time, shall not have failed to perfect (or shall not have effectively withdrawn or lost) their rights to appraisal and payment under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but holders of Dissenting Shares shall be entitled to receive a cash payment in the amount of the appraised value of such shares (the "Appraised Share Value") in accordance with the provisions of such
Section 262, except that any Dissenting Shares held by a holder that has failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration. OCV shall give Buyer (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the


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DGCL received by OCV relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OCV shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisals of capital stock of OCV, offer to settle or settle any such demands or approve any withdrawal of any such demands. None of the shares of Common
Stock or Series A Warrants that would have been issued pursuant to Section 4.1.3 of this Agreement in exchange for Dissenting Shares if such Dissenting Shares had been converted into the Merger Consideration will be issued to any holder of OCV Common Stock or any other person or entity.

                      4.1.5. Cancellation and Retirement of OCV Common Stock. As of the Effective Time, all shares of OCV Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of OCV Common Stock shall cease to have any rights with respect thereto, except that (i) each holder of OCV Common Stock (other than holders of shares to be cancelled pursuant to Section 4.1.2 of this Agreement and holders of Dissenting Shares) shall have the right to receive the Merger Consideration for such shares as provided in Section 4.1.3 of this Agreement and any cash that such holder is entitled to receive pursuant to Section 4.3 of this Agreement in lieu of a fractional share of Common Stock, and (ii) each holder of Dissenting Shares shall be entitled to receive a cash payment in the amount of the Appraised Share Value of such shares as set forth in Section 4.1.4 of this Agreement.

                4.2  Exchange of OCV Stock Certificates for Merger
Consideration.

                      4.2.1 Exchange Procedures. (a) After the Effective Time, there shall be no further transfer of certificates representing shares of OCV Common Stock (each, an "OCV Stock Certificate") and if any such certificates (other than certificates representing Dissenting Shares) are presented to the Buyer or the Surviving Corporation for transfer, such certificates shall be cancelled against delivery of the Merger Consideration and, if certificates representing Dissenting Shares are presented for transfer, such certificates shall be cancelled against payment of the Appraised Share Value of such Dissenting Shares. No Merger Consideration or cash shall be delivered or paid to a holder of an OCV Stock Certificate until such certificate has been surrendered to, and accepted by, Buyer (or such holder has provided Buyer with evidence that such certificate has been lost or stolen and such holder has indemnified Buyer against any losses or damages that might result from treating such holder as the owner of such certificate). Buyer shall accept OCV Stock Certificates upon compliance with such reasonable terms and conditions as Buyer may impose in order to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered and accepted as contemplated by this Section 4.2.1(a), (i) each OCV Stock Certificate (other than certificates held by holders of shares to be cancelled pursuant to Section 4.1.2 of this


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Agreement and holders of Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any cash payable to the holder of such certificate in lieu of a fractional share of Common Stock, and (ii) each OCV Stock Certificate that represents Dissenting Shares shall be deemed at any time after the Effective Time to represent only the right to receive a cash payment in the amount of the Appraised Share Value of such Dissenting Shares. No interest will accrue or be paid with respect to any cash payable to holders of OCV Common Stock in lieu of fractional shares of Common Stock.

                      (b) As of the Effective Time, each holder of an outstanding OCV Stock Certificate that has been surrendered to, and accepted by, Buyer shall be entitled to receive (i) a certificate or certificates (each, a "Buyer Stock Certificate") representing the whole number of shares of Common Stock into which the aggregate number of shares of OCV Common Stock represented by such OCV Stock Certificate have been converted pursuant to Section 4.1.3(a) of this Agreement, and (ii) one or more Warrant Certificates representing the right to purchase (on a net basis and without the exchange of any funds), at the Exercise Price, the whole number of additional shares of Common Stock into which the aggregate number of shares of OCV Common Stock represented by such OCV Certificate have been converted pursuant to Section 4.1.3(c) of this Agreement.

                      (c) As of the Final Distribution Date, each holder of an outstanding OCV Stock Certificate that has been surrendered to, and accepted by, Buyer shall be entitled to receive one or more Buyer Stock Certificates representing the whole number of shares of Common Stock, if any, into which the aggregate number of shares of OCV Common Stock represented by such OCV Stock Certificate have been converted pursuant to Section 4.1.3(b) of this Agreement.

                      (d) If any Merger Consideration is to be issued, or any cash is to be paid pursuant to Section 4.1.4 or 4.3 of this Agreement, to a person other than the registered holder of an OCV Stock Certificate surrendered for exchange, it shall be a condition of such exchange that such OCV Stock Certificate shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Buyer any transfer or other taxes required by reason of the issuance of any Merger Consideration in a name other than that of, or the payment of cash to any person other than, the registered holder of the OCV Stock Certificate surrendered, or establish to the satisfaction of Buyer that such tax has been paid or is not applicable.



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                      4.2.2 Distributions on Common Stock. No holder of an
unsurrendered OCV Stock Certificate shall be entitled to receive any dividends or other distributions that are payable with respect to the shares of Common Stock issuable in exchange for such OCV Stock Certificate until such certificate has been surrendered to, and accepted by, Buyer in accordance with Section 4.2.1 of this Agreement. Subject to applicable law, if any dividends or distributions are paid on the Common Stock before any OCV Stock Certificate has been surrendered to, and accepted by, Buyer, then upon the surrender and acceptance of such certificate, Buyer shall pay, without interest, to the holder of such certificate all of the dividends and distributions that would have been paid to such holder if its OCV Stock Certificate had been exchanged for Common Stock immediately after the Effective Time.

                      4.2.3 No Obligations With Respect to OCV Common Stock. As of the Effective Time, all of OCV's obligations and liabilities with respect to the OCV Common Stock shall have been satisfied and discharged in full and neither Buyer nor the Surviving Corporation shall have any obligation or liability with respect to any OCV Common Stock except as provided in Sections 4.1.3, 4.1.4 and 4.3 of this Agreement.

                4.3 No Fractional Shares. (a) Notwithstanding any other provision of this Agreement, no certificates representing fractional shares of Common Stock shall be issued upon the surrender of OCV Stock Certificates. In the event that any holder of OCV Common Stock would otherwise have been entitled to receive a fractional share of Common Stock pursuant to Section 4.1.3(a) or
Section 4.1.3(b) of this Agreement, such holder shall be entitled to receive in lieu of such fractional share an amount of cash equal to the product of the average of the high and the low trading price for the Common Stock for the five trading days immediately following the Effective Date and the fraction of Common Stock that such holder would have been entitled to receive.

                      (b) Notwithstanding any other provision of this Agreement, no Warrant shall provide any holder with the right to purchase a fractional share of Common Stock. In the event that any holder of OCV Common Stock would be entitled to receive a Warrant to purchase a fractional share of Common Stock pursuant to Section 4.1.3(c) of this Agreement, the number of shares of Common Stock that such holder will have the right to purchase pursuant to such Warrant shall be rounded to the nearest whole number.


                4.4 No Liability. None of Buyer, the Surviving Corporation, Merger Subsidiary or OCV shall be liable to any person in respect of any Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any OCV Stock Certificate has not been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Common Stock, any cash in lieu of fractional Common Stock or any dividends or distributions with respect to Common Stock


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exchangeable for such certificate would otherwise escheat to or become the property of any government entity), any such Common Stock, cash, dividends, or distributions exchangeable for such OCV Stock Certificate shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any person or entity previously entitled thereto.

                4.5 Treatment of Employee Stock Options. Prior to the Effective Time, the board of directors of OCV (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, as of the Effective Time, of all the outstanding stock options (the "Employee Stock Options") previously granted under the On Command Video Corporation 1987 Stock Option Plan (the "OCV Stock Option Plan"), whether or not then vested or exercisable. As of the Effective Time, or as soon as practicable thereafter, there shall be substituted for each outstanding Employee Stock Option an equivalent option (each, a "New Employee Stock Option") to purchase shares of Common Stock pursuant to the Buyer Stock Option Plan. The number of shares of Common Stock that a holder of any New Employee Stock Option will be entitled to purchase, the price at which shares of Common Stock will be purchasable upon the exercise of any New Employee Stock Option, and the dates on which any New Employee Stock Option will vest and become exercisable will be determined by Buyer's board of directors based upon the ratio at which OCV Common Stock is converted into Common Stock pursuant to Section 4.1.3(a) of this Agreement. As of the Effective Time, (1) the Buyer Stock Option Plan shall become effective, and (2) the OCV Stock Option Plan shall terminate and no holder of an Employee Stock Option or any participant in the OCV Stock Option Plan shall have any right thereunder to acquire capital stock of OCV or the Surviving Corporation.

                4.6 Additional Warrants. In consideration for certain investment banking and advisory services provided in connection with the Transactions, at the Effective Time, Buyer shall issue to Gary Wilson Partners a Series C Warrant to purchase, for cash, at the Exercise Price, a number of fully paid and nonassessable shares of Common Stock that is equal to 9.2% of the Fully Diluted Outstanding Common Stock.

                4.7 Registration Rights. Subject to the terms, conditions and exceptions set forth in the Registration Rights Agreement, any person or entity that receives 10% or more of the outstanding shares of Common Stock and the holder of the Series C Warrant shall have certain registration rights with respect to such Common Stock or the Common Stock purchasable upon the exercise of the Series C Warrant, all as set forth in the Registration Rights Agreement.


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                                    SECTION 5
                      REPRESENTATIONS AND WARRANTIES OF OCV

                OCV hereby makes the following representations and warranties to Buyer, all of which shall be true and correct as of the date hereof and on the Closing Date:

                5.1 Financial Statements. The financial statements of OCV, dated December 31, 1995, that were supplied to the Debtors and the Creditors' Committee on April 18, 1996 fairly present in accordance with generally accepted accounting principles (except as otherwise set forth in the notes thereto) the financial condition and results of operations at and for the period reported thereon, and there exists no material adverse change in such financial condition or results of operations of OCV between that date and the Effective Time.

                5.2 There are no grounds that would allow any of OCV's five (5) largest (by number of rooms served by OCV) hotel customers, or any of OCV's major studio movie suppliers or free-to-guest programming suppliers, to terminate their existing service contracts with OCV.




                                    SECTION 6
                        PRE- AND POST-CLOSING OBLIGATIONS

                6.1 Operation of OCV's Business Prior to Closing. Prior to the Closing, OCV shall operate its business in the ordinary course as conducted on April 19, 1996 and will use its best efforts to maintain favorable relationships with its major hotel customers.

                6.2 Incurrence of Debt by OCV. Except as provided in this Agreement, OCV shall not incur any debt other than OCV Debt prior to the Effective Time.

                6.3 Lease of OCV Equipment to Spectradyne. If Spectradyne desires to lease OCV Equipment pursuant to one or more Equipment Leases and (a) such equipment is compatible with Spectradyne's existing technology or OCV provides support services to Spectradyne on terms similar to those it previously provided to Comsat Video Enterprises, and (b) installation of such equipment will not breach any of the Debtors' contracts with the hotels it serves, then OCV shall have the right, but not the obligation, to lease such OCV Equipment to Spectradyne pursuant to one or more Equipment Leases.

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                6.4 Agreements with Ascent. Prior to the Closing Date, Ascent and its affiliates may enter into agreements with Buyer with respect to the provision of management services, matters of corporate governance, technology licensing, tax sharing and other operating matters, subject to the approval of Buyer's board of directors and on terms at least as favorable as may be available to Buyer in comparable third-party transactions.

                6.5 No Conflicting Agreements. None of the Parties shall enter into any agreement that would adversely affect (i) its ability to perform its obligations under this Agreement, or (ii) the rights of any other person or entity under this Agreement, the Acquisition Agreement or the Procedures Order.

                6.6 Cooperation. Buyer and OCV shall (i) cause any necessary filings with any governmental agency to be made expeditiously, and (ii) use their reasonable best efforts to obtain any necessary government or third-party approvals (including, without limitation, any filings or registrations with the SEC or state securities regulatory authorities).

                6.7 OCV Debt. On or prior to the Closing Date, OCV shall use its reasonable best efforts to estimate the aggregate amount of OCV Debt that will be outstanding as of the Effective Time, which amount shall be used to calculate the Aggregate Warrant Exercise Price.

                6.8 Special Meeting. OCV shall take all action necessary in accordance with and subject to applicable law and its certificate of incorporation and by-laws to convene a special meeting of its stockholders as soon as practicable after the approval of the Disclosure Statement by the Bankruptcy Court to consider and vote upon the adoption and approval of this Agreement.

                6.9 Preparation of Registration Statement and Information Statement/ Prospectus. Buyer and OCV shall prepare and file with the SEC an information statement/prospectus with respect to the Transactions (the "Information Statement/ Prospectus") and Buyer shall prepare and file with the SEC a registration statement on form S-4 (the "Registration Statement"), in which the Information Statement/Prospectus will be included as a prospectus. Each of Buyer and OCV shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after it has been filed with the SEC. OCV will use its reasonable best efforts to cause the Information Statement/Prospectus to be mailed to OCV's stockholders as soon as practicable after the Registration Statement has been declared effective under the Securities Act.

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                6.10 Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the Common Stock and the Series A Warrants to be approved for listing on a securities exchange, subject to official notice of issuance, prior to the Closing Date, or at Buyer's election, to be listed on the Nasdaq National Market.

                6.11 Financing. OCV shall cooperate with Buyer in connection with Buyer obtaining the financing required to pay up to $40,000,000 of the DIP Loan as contemplated by the Acquisition Agreement.

                6.12 Further Assurances. After the Closing, OCV and Buyer shall take such additional actions, and execute and deliver such additional documents and instruments, as may be reasonably necessary or appropriate to effect the transactions contemplated by, and to carry out the intent of, this Agreement.




                                    SECTION 7
                              CONDITIONS PRECEDENT

                7.1 Conditions to OCV's Obligations. The obligation of OCV to consummate the Merger is subject to the satisfaction of each of the following conditions:

                      7.1.1 Consents and Approvals. All consents and approvals required to consummate the Merger shall have been obtained.

                      7.1.2 Absence of Adverse Order. As of the Closing Date, no court has entered an order that enjoins, restrains, or prohibits the consummation of the Merger.

                      7.1.3 Registration of Common Stock and Warrants. A registration statement covering both the Common Stock and the Series A Warrants shall have been filed with, and declared effective by (and no stop order or other action has been taken, and no proceeding has been commenced, to enjoin distribution of such shares) the SEC, and such Common Stock and Warrants shall have been qualified under all applicable state securities laws.

                      7.1.4 Acquisition of the Spectradyne Stock. Prior to or contemporaneously with the consummation of the Merger, Buyer (or, at the election of Buyer, a wholly-owned subsidiary of Buyer) shall have acquired all of the Spectradyne Stock pursuant to and in accordance with the terms of the Acquisition Agreement.

                7.2 Waiver of Conditions Precedent. If any condition described in Section 7.1 of this Agreement has not been satisfied, OCV may (in its sole discretion) waive such

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
condition.



                                    SECTION 8
                          TERMINATION OF THIS AGREEMENT

                8.1 Termination. This Agreement may be terminated by OCV prior to the Effective Time upon the occurrence of any of the following events:

                      (a) Buyer has not acquired the Spectradyne Stock on or before October 30, 1996 or such later date as is acceptable to OCV; or

                      (b) The Acquisition Agreement has been terminated for any reason.

                8.2 Notice of Termination. OCV may elect to exercise its right to terminate this Agreement by sending a written notice to the Buyer in the manner provided in Section 9.2 of this Agreement. In the event of any termination of this Agreement, the Parties shall have no further obligations or liabilities to one another under this Agreement.



                                    SECTION 9
                               GENERAL PROVISIONS

                9.1 Expenses. Except as otherwise provided in this Agreement and the Procedures Order, all expenses involved in the preparation and consummation of this Agreement shall be borne by the Party incurring such expense whether or not the Transactions are consummated; provided, however, that the costs of registering the Common Stock and the Series A Warrants and the costs of preparing and filing the Registration Statement shall be paid by Buyer.

                9.2 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by (i) Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other confirmation of delivery or (ii) fax upon confirmation of delivery) to the Party for whom such communication is intended, or three (3) business days after the date mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, addressed as follows:

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
                (a)   If to OCV:

                      On Command Video Corporation
                      3301 Olcott Street
                      Santa Clara, CA 95054
                      Attention: Robert Snyder
                      Telephone: (408) 496-1800
                      Telecopy: (408) 496-0668

                      With a copy to:

                      Latham & Watkins
                      885 Third Avenue
                      Suite 1000
                      New York, New York 10022
                      Attention: Roger H. Kimmel
                      Telephone: (212) 906-1200
                      Telecopy: (212) 751-4864.

                (b)   If to Buyer:

                      On Command Corporation
                      c/o Ascent Entertainment Group, Inc.
                      1200 Seventeenth Street
                      Denver, CO 80202
                      Attention: General Counsel
                      Telephone: (303) 572-0381
                      Telecopy: (303) 572-0396

                      With a copy to:

                      Wilmer, Cutler & Pickering
                      2445 M Street, N.W.
                      Washington, D.C.  20037-1420
                      Attention: William J. Perlstein
                      Telephone: (202) 663-6000
                      Telecopy: (202) 663-6363.

                (c)   If to Merger Subsidiary:

                      On Command Merger Corporation
                      c/o Ascent Entertainment Group, Inc.
                      1200 Seventeenth Street

                      Denver, CO 80202
                      Attention: General Counsel
                      Telephone: (303) 572-0381
                      Telecopy: (303) 572-0396

                      With a copy to:

                      Wilmer, Cutler & Pickering
                      2445 M Street, N.W.
                      Washington, D.C.  20037-1420
                      Attention: William J. Perlstein
                      Telephone: (202) 663-6000
                      Telecopy: (202) 663-6363.

Buyer, OCV or Merger Subsidiary may change its address for notices by notice to the other given pursuant to this Section 9.2.

                9.3 Attorneys' Fees. If any Party initiates any litigation against any other Party involving this Agreement prior to the Closing Date, the prevailing Party in such action shall be entitled to receive reimbursement from the other Party in that litigation of the prevailing Party's reasonable attorneys' fees and other costs and expenses incurred by the prevailing Party in connection with that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

                9.4 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any Party at any time to require performance by any other Party of any provision of this Agreement shall not affect such Party's right thereafter to enforce the same; (ii) no waiver by any Party of any default by any other Party shall be valid unless in writing and acknowledged by an authorized representative of the nondefaulting Party, and no such waiver shall be taken or held to be a waiver by the nondefaulting Party of any other preceding or subsequent default; and (iii) no extension of time granted by any Party for the performance of any obligation or act by the any other Party shall be deemed to be an extension of time for the performance of any other obligation or act under this Agreement.

                9.5 Assignment; Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by this Agreement, neither Buyer nor OCV may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The representations and warranties of OCV in this Agreement shall expire on the Closing Date and neither OCV nor Buyer shall have any liability after the Closing Date for any breach of any of their representations, warranties, covenants or agreements under this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, following consummation of the Merger, the respective obligations of Buyer and the Surviving Corporation under Section 4 shall survive and continue until performed or discharged in accordance with the terms of this Agreement.

                9.6 Entire Agreement. This Agreement and the Exhibits and Schedules to this Agreement (which are incorporated by reference herein) constitute the entire agreement among the Parties with respect to the Merger, and supersede and terminate any prior agreement between the Parties (written or oral) with respect to the Merger. Neither this Agreement nor any Exhibit or Schedule may be altered or amended except by an instrument in writing signed by all of the Parties.

                9.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

                9.8 Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement. As used in this Agreement, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                9.9 Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the remainder of this Agreement shall then be fully enforceable.

                9.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law rules of that jurisdiction.

                9.11 Counsel. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement (including, but not limited to, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision).

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                            [SIGNATURES ON NEXT PAGE]

           IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.


                                             ON COMMAND CORPORATION



                                               By:  _____________________
                                                    Name:
                                                    Title:


                                             ON COMMAND MERGER CORPORATION



                                               By:  _____________________
                                                    Name:
                                                    Title:


                                             ON COMMAND VIDEO CORPORATION



                                               By:  _____________________
                                                    Name:
                                                    Title:




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